EXHIBIT 99.1

    Mile Marker International, Inc. Announces Additional Military
                               Contracts

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Sept. 29, 2004--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts supplier, announced the receipt of two additional major contracts from the U.S. military for up to a maximum of $8,735,028 of its unique patented hydraulic winch/bumper assemblies.
    Mile Marker International Inc. announced the receipt of two additional material contracts in 2004 for the delivery of up to 4,320 of the unique patented Mile Marker hydraulic winch/bumper assemblies over five years with a maximum potential dollar value of $8,735,028. The Company also received the minimum guaranteed orders under each contract. These latest two significant contracts follow the material military contract received in July of 2003 for up to 10,800 Mile Marker hydraulic winch/bumper assemblies over four years valued at a maximum of $27,453,600.
    Richard Aho, President and CEO of Mile Marker International, Inc., said: "Mile Marker has delivered 3,683 of its unique patented hydraulic winch/bumper assemblies to the U.S. military under the major contract it received in July of last year, and we anticipate receiving additional orders consistent with the military's budget allocations. Subsequently, the U.S. military requested bids for four additional winch contracts in addition to this 2003 contract. We are pleased to have received two more of these contracts to date, and we have submitted a bid for yet another contract for 15,975 of our hydraulic winch/bumper assemblies over five years."
    Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique patented hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvee vehicles.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other risks factors and uncertainties detailed in the Company's filings with the U.S. Securities and Exchange Commission.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954-782-0604
             al@milemarker.com